Exhibit 99.1

For Immediate Release
NASDAQ Stock Market:	MCBC

Macatawa Bank Corporation Reports
Second Quarter 2022 Results

HOLLAND, Mich. (July 28, 2022) – Macatawa Bank Corporation (NASDAQ: MCBC), the holding company for Macatawa Bank (collectively, the “Company”), today announced its results for the second quarter 2022.

●	Net income of $6.6 million in second quarter 2022 versus $6.0 million in first quarter 2022 and $7.8 million in second quarter 2021
●	Net interest income of $14.8 million in second quarter 2022 versus $12.7 million in first quarter 2022 and $14.5 million in second quarter 2021
●	Strong credit metrics and net loan recoveries resulted in no provision for loan losses for the quarter
●	Continued loan portfolio growth – third quarter in a row
●	Grew investment securities portfolio by $187.7 million in second quarter 2022 to supplement loan growth and continue strategic deployment of excess liquidity
●	Reduction of $55.0 million in FHLB borrowings, resulting in over $650,000 in annual interest expense savings

The Company reported net income of $6.6 million, or $0.19 per diluted share, in second quarter 2022 compared to $7.8 million, or $0.23 per diluted share, in second quarter 2021.    For the first six months of 2022, the Company reported net income of $12.6 million, or $0.37 per diluted share, compared to $15.6 million, or $0.46 per diluted share, for the same period in 2021.

"We are pleased to report solid results for the second quarter of the year,” said Ronald L. Haan, President and CEO of the Company.  “We are encouraged to see our strategy of maintaining an asset-sensitive balance sheet paying off as we have entered a rising rate environment.  Net interest income for the second quarter 2022 was $2.2 million higher than the first quarter 2022 and $386,000 higher than in the second quarter 2021 reflecting benefits from federal funds rate increases and growth in our investment securities portfolio.  Net interest income in the 2021 periods included high levels of fee income from PPP loans, which were mostly forgiven by the end of 2021.  We are again encouraged by our commercial loan origination activity and pipeline of new loan opportunities while maintaining strong credit quality. Regarding fee income, while mortgage gains are down, we are experiencing increases in other areas including wealth management fees, debit card interchange income and treasury management fees.  Total non-interest expenses were up only slightly in the second quarter 2022 compared to the same period in the prior year, despite significant inflationary pressure.”

Macatawa Bank Corporation 2Q Results / page 2 of 7

Mr. Haan concluded:  "Consistent loan demand and rising interest rates will continue to have a positive impact on our high levels of liquidity and provide a catalyst for strong revenue growth during the remainder of 2022.  We have a strong balance sheet that is very well-positioned to deliver further improvement in operating performance throughout the remainder of the year.  High inflation, higher interest rates and continuing disruptions to the supply chain may result in additional pressure on the economy.  The months ahead will undoubtedly present new challenges, and we remain committed to keeping a diligent eye on an ever-changing operating environment.”

Operating Results
Net interest income for the second quarter 2022 totaled $14.8 million, an increase of $2.2 million from first quarter 2022 and an increase of $386,000 from the second quarter 2021.  Net interest margin for second quarter 2022 was 2.19 percent, up 34 basis points from the first quarter 2022 and the same as second quarter 2021.  Net interest income for the second quarter 2022 reflected $199,000 in interest and fees from loans originated under the PPP, compared to $1.1 million in first quarter 2022 and $3.0 million in second quarter 2021.  There were just $94,000 in net deferred PPP fees remaining as of June 30, 2022.  Net interest income benefited in the second quarter 2022 versus the first quarter 2022 and second quarter 2021 by the significant increase in the federal funds rate in March 2022, May 2022 and June 2022, totaling 150 basis points and the related increases in rate indices impacting the Company’s variable rate loan portfolios.  Net interest income also benefited from growth in the investment securities portfolio to further deploy excess liquid funds held by the Company.  Interest on investments increased by $1.2 million over the first quarter 2022 and by $1.8 million over the second quarter 2021.

During second quarter 2022, the Federal Home Loan Bank (“FHLB”) exercised put options on $35.0 million of advances and the Company voluntarily prepaid $20.0 million in FHLB advances.  Prepayment fees on these advances totaled $87,000 and were included in interest expense in the second quarter 2022.  The elimination of these advances will save the Company over $650,000 in annual interest expense.

On July 7, 2021, the Company redeemed its remaining $20.0 million of trust preferred securities.  The Company estimates that this saves approximately $600,000 of interest expense annually, with regulatory capital remaining significantly above levels required to be categorized as well capitalized.

Macatawa Bank Corporation 2Q Results / page 3 of 7

Non-interest income increased $166,000 in second quarter 2022 compared to first quarter 2022 and decreased $1.0 million from second quarter 2021.  Income from debit and credit cards was up by $163,000 in the second quarter 2022 compared to first quarter 2022 and was up $78,000 compared to second quarter 2021.  Gains on sales of mortgage loans in second quarter 2022 were down $109,000 compared to first quarter 2022 and were down $1.1 million from second quarter 2021.  The Company originated $8.4 million in mortgage loans for sale in second quarter 2022 compared to $10.1 million in first quarter 2022 and $39.2 million in second quarter 2021. Deposit service charge income, including treasury management fees, was up $7,000 in second quarter 2022 compared to first quarter 2022 and was up $153,000 from second quarter 2021.  Other noninterest income was up $105,000 compared to first quarter 2022 and was down $158,000 from second quarter 2021.

Non-interest expense was $11.9 million for second quarter 2022, compared to $11.7 million for first quarter 2022 and $11.7 million for second quarter 2021.  The largest component of non-interest expense was salaries and benefits expenses.  Salaries and benefits expenses were up $114,000 compared to first quarter 2022 and were down $100,000 compared to second quarter 2021.  The increase compared to first quarter 2022 was due primarily to a higher level of salary and other compensation resulting from merit adjustments to base pay effective April 1, 2022, while the decrease from second quarter 2021 was due largely to a lower level of commissions from mortgage production as volume decreased.  The table below identifies the primary components of the changes in salaries and benefits between periods.

Dollars in 000s	Q2 2022 to Q1 2022	Q2 2022 to Q2 2021

Salaries and other compensation	$146	$63
Salary deferral from commercial loans	(4)	50
Bonus accrual	(1)	3
Mortgage production – variable comp	(3)	(239)
401k matching contributions	(24)	85
Medical insurance costs	---	(62)
Total change in salaries and benefits	$114	$(100)

Occupancy expenses were down $102,000 in second quarter 2022 compared to first quarter 2022 and were up $76,000 compared to the second quarter 2021.  Occupancy expenses in first quarter 2022 were elevated due to higher snow removal expenses.  The increase compared to second quarter 2021 was due to higher building maintenance costs incurred in the second quarter 2022.  FDIC assessment expense was $197,000 in second quarter 2022 compared to $180,000 in first quarter 2022 and $159,000 in second quarter 2021.  FDIC assessment expense is impacted by changes in deposit balances between periods.  Legal and professional fees were up $77,000 in second quarter 2022 compared to first quarter 2022 and were down $3,000 compared to second quarter 2021. The increase in second quarter 2022 includes higher regulatory examination fees and legal expense, which was down in first quarter 2022.  Data processing expenses were up $41,000 in second quarter 2022 compared to first quarter 2022 and were up $69,000 compared to second quarter 2021.  Other categories of non-interest expense were relatively flat compared to first quarter 2022 and second quarter 2021 due to a continued focus on expense management.

Federal income tax expense was $1.5 million for second quarter 2022, $1.4 million for first quarter 2022, and $1.8 million for second quarter 2021.  The effective tax rate was 18.5 percent for second quarter 2022, compared to 18.8 percent for first quarter 2022 and 19.1 percent for second quarter 2021.

Macatawa Bank Corporation 2Q Results / page 4 of 7

Asset Quality
No provision for loan losses was recorded in second quarter 2022 while a provision benefit of $1.5 million was recorded in first quarter 2022 and a provision benefit of $750,000 was recorded in second quarter 2021.  Net loan recoveries for second quarter 2022 were $15,000, compared to first quarter 2022 net loan recoveries of $227,000 and second quarter 2021 net loan recoveries of $104,000.  At June 30, 2022, the Company had experienced net loan recoveries in twenty-eight of the past thirty quarters.  Total loans past due on payments by 30 days or more amounted to $197,000 at June 30, 2022, versus $171,000 at March 31, 2022 and $126,000 at June 30, 2021.  Delinquencies at June 30, 2022 were comprised of just five individual loans.  Delinquency as a percentage of total loans was just 0.02 percent at June 30, 2022, well below the Company’s peer level.

The allowance for loan losses of $14.6 million was 1.32 percent of total loans at June 30, 2022, compared to $14.6 million or 1.33 percent of total loans at March 31, 2022, and $16.8 million or 1.36 percent at June 30, 2021.  The ratio at June 30, 2022, March 31, 2022 and June 30, 2021 includes PPP loans, which are fully guaranteed by the SBA and receive no allowance allocation.  The ratio excluding PPP loans was 1.32 percent at June 30, 2022, 1.34 percent at March 31, 2022 and 1.57 percent at June 30, 2021.  The coverage ratio of allowance for loan losses to nonperforming loans continued to be strong and significantly exceeded 1-to-1 coverage at 163-to-1 as of June 30, 2022.

At June 30, 2022, the Company's nonperforming loans were $90,000, representing 0.01 percent of total loans.  This compares to $90,000 (0.01 percent of total loans) at March 31, 2022 and $433,000 (0.03 percent of total loans) at June 30, 2021.  Other real estate owned and repossessed assets were $2.3 million at June 30, 2022, compared to $2.3 million at March 31, 2022 and $2.3 million at June 30, 2021. Total non-performing assets, including other real estate owned and nonperforming loans, were $2.4 million, or 0.09 percent of total assets, at June 30, 2022.  Total nonperforming assets, including other real estate owned and nonperforming loans, decreased by $343,000 from June 30, 2021 to June 30, 2022.

A break-down of non-performing loans is shown in the table below.

Dollars in 000s	June 30, 2022	Mar 31, 2022	Dec 31, 2021	Sept 30, 2021	June 30, 2021

Commercial Real Estate	$5	$5	$5	$332	$341
Commercial and Industrial	1	1	1	---	---
Total Commercial Loans	6	6	6	332	341
Residential Mortgage Loans	84	84	86	88	92
Consumer Loans	---	---	---	---	---
Total Non-Performing Loans	$90	$90	$92	$420	$433

Macatawa Bank Corporation 2Q Results / page 5 of 7

A break-down of non-performing assets is shown in the table below.

Dollars in 000s	June 30, 2022	Mar 31, 2022	Dec 31, 2021	Sept 30, 2021	June 30, 2021

Non-Performing Loans	$90	$90	$92	$420	$433
Other Repossessed Assets	---	---	---	---	---
Other Real Estate Owned	2,343	2,343	2,343	2,343	2,343
Total Non-Performing Assets	$2,433	$2,433	$2,435	$2,763	$2,776

Balance Sheet, Liquidity and Capital

Total assets were $2.78 billion at June 30, 2022, a decrease of $148.7 million from $2.93 billion at March 31, 2022 and a decrease of $159.9 million from $2.94 billion at June 30, 2021.  Assets were elevated at each period-end due to customers holding a higher level of deposits during the COVID-19 pandemic, including balances from PPP loan proceeds.

The Company continued to increase its investment portfolio to deploy some of its excess liquidity.  The Company’s investment portfolio primarily consists of U.S. treasury and agency securities, agency mortgage backed securities and various municipal securities. Total securities were $788.3 million at June 30, 2022, an increase of $187.7 million from $600.7 million at March 31, 2022 and an increase of $426.5 million from $361.8 million at June 30, 2021.

Total loans were $1.11 billion at June 30, 2022, an increase of $10.0 million from $1.10 billion at March 31, 2022 and a decrease of $126.4 million from $1.24 billion at June 30, 2021.

Commercial loans decreased by $129.7 million from June 30, 2021 to June 30, 2022, partially offset by an increase of $1.6 million in the residential mortgage portfolio, and an increase of $1.7 million in the consumer loan portfolio.  Within commercial loans, commercial real estate loans decreased by $10.8 million and commercial and industrial loans decreased by $118.9 million.  However, the largest decrease in commercial loans was in PPP loans which decreased by $166.9 million due to forgiveness by the SBA.  Excluding PPP loans, total commercial loans increased by $37.1 million.  The loan growth experienced in this time period was the direct result of both new loan prospecting efforts and existing customers beginning to borrow more for expansion of their businesses as pandemic risks to economic conditions decrease.

The composition of the commercial loan portfolio is shown in the table below:

Dollars in 000s	June 30, 2022	Mar 31, 2022	Dec 31, 2021	Sept 30, 2021	June 30, 2021

Construction and Development	$107,325	$104,945	$103,755	$104,636	$102,608
Other Commercial Real Estate	411,778	417,368	412,346	422,574	427,291
Commercial Loans Secured by Real Estate	519,103	522,313	516,101	527,210	529,899
Commercial and Industrial	407,788	402,854	378,318	356,812	359,846
Paycheck Protection Program	2,791	7,393	41,939	77,571	169,679
Total Commercial Loans	$929,682	$932,560	$936,358	$961,593	$1,059,424

Macatawa Bank Corporation 2Q Results / page 6 of 7

Bank owned life insurance was $53.0 million at June 30, 2022, up $243,000 from $52.7 million at March 31, 2022 and up $456,000 from $52.5 million at June 30, 2021 due to earnings on the underlying investments.

Total deposits were $2.49 billion at June 30, 2022, down $87.7 million, or 3.4 percent, from $2.58 billion at March 31, 2022 and down $105.5 million, or 4.1 percent, from $2.60 billion at June 30, 2021.  Demand deposits were down $53.7 million at the end of the second quarter 2022 compared to the end of the first quarter 2022 and were down $154.6 million compared to the end of the second quarter 2021.  Money market deposits and savings deposits were down $31.2 million from the end of the first quarter 2022 and were up $63.0 million from the end of the second quarter 2021.  Certificates of deposit were down $7.8 million at June 30, 2022 compared to March 31, 2022 and were down $13.9 million compared to June 30, 2021 as customers reacted to changes in market interest rates.  As deposit rates dropped during the pandemic, the Company experienced some shifting between deposit types and, while balances have decreased over the last year, overall, deposit customers are continuing to hold higher levels of liquid deposit balances due to uncertainty related to economic conditions.  The Company continues to be successful at attracting and retaining core deposit customers.  Customer deposit accounts remain insured to the highest levels available under FDIC deposit insurance.

Other borrowed funds of $30.0 million at June 30, 2022 were down $55.0 million compared to $85.0 million at March 31, 2022 and were down $30.0 million compared to $60.0 million at June 30, 2021.  The decrease in the second quarter 2022 was largely due to the FHLB exercising its put options on a $25.0 million advance carrying a rate of 0.05% and a $10.0 million advance carrying a rate of 0.45%.  Both advances were repaid by the Company during the second quarter 2022.  In addition, during the second quarter 2022, the Company prepaid $20.0 million in FHLB advances, with interest rates ranging from 2.91% to 3.05%.  Prepayment fees totaled $87,000 and were included in interest expense in the second quarter 2022.  Paying these advances off early will save the Company over $650,000 in annual interest expense, net of the prepayment fees incurred.

Long-term debt decreased by $20.6 million from June 30, 2021 to June 30, 2022 due to the redemption of the Company’s remaining $20.6 million trust preferred securities on July 7, 2021.  The Company had no long-term debt remaining at June 30, 2022.

The Company's total risk-based regulatory capital ratio at June 30, 2022 was consistent with the ratio at December 31, 2021.  Macatawa Bank’s risk-based regulatory capital ratios continue to be at levels considerably above those required to be categorized as “well capitalized” under applicable regulatory capital guidelines.  As such, the Bank was categorized as "well capitalized" at June 30, 2022.

About Macatawa Bank
Headquartered in Holland, Michigan, Macatawa Bank offers a full range of banking, retail and commercial lending, wealth management and ecommerce services to individuals, businesses and governmental entities from a network of 26 full-service branches located throughout communities in Kent, Ottawa and northern Allegan counties.  The bank is recognized for its local management team and decision making, along with providing customers excellent service, a rewarding experience and superior financial products. Macatawa Bank has been recognized for ten years as “West Michigan’s 101 Best and Brightest Companies to Work For”. For more information, visit www.macatawabank.com.

Macatawa Bank Corporation 2Q Results / page 7 of 7

CAUTIONARY STATEMENT:  This press release contains forward-looking statements that are based on management's current beliefs, expectations, assumptions, estimates, plans and intentions.  Forward-looking statements are identifiable by words or phrases such as “anticipates,” "believe," "expect," "may," "should," "will," ”intend,” "continue," "improving," "additional," "focus," "forward," "future," "efforts," "strategy," "momentum," "positioned," and other similar words or phrases.  Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.  These statements include, among others, statements related to risks and uncertainties related to, and the impact of, the COVID-19 pandemic on the business, financial condition and results of operations of our company and our customers, trends in our key operating metrics and financial performance, future levels of earnings and profitability, future levels of earning assets, future asset quality, future growth, future interest rates and future net interest margin.  All statements with references to future time periods are forward-looking.  Management's determination of the provision and allowance for loan losses, the appropriate carrying value of intangible assets (including deferred tax assets) and other real estate owned and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involves judgments that are inherently forward-looking. Our ability to sell other real estate owned at its carrying value or at all, reduce non-performing asset expenses, utilize our deferred tax asset, successfully implement new programs and initiatives, increase efficiencies, maintain our current level of deposits and other sources of funding, maintain liquidity, respond to declines in collateral values and credit quality, improve profitability, and produce consistent core earnings is not entirely within our control and is not assured.  The future effect of changes in the real estate, financial and credit markets and the national and regional economy on the banking industry, generally, and Macatawa Bank Corporation, specifically, are also inherently uncertain.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence.  Therefore, actual results and outcomes may materially differ from what may be expressed in or implied by such forward-looking statements. Macatawa Bank Corporation does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Risk factors include, but are not limited to, the risk factors described in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2021.  These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

Contact:
Jon W. Swets
Chief Financial Officer
616-494-7645
jswets@macatawabank.com

MACATAWA BANK CORPORATION CONSOLIDATED FINANCIAL SUMMARY (Unaudited) (Dollars in thousands except per share information)

	Quarterly			Six Months Ended June 30
EARNINGS SUMMARY	2nd Qtr 2022	1st Qtr 2022	2nd Qtr 2021
				2022	2021
Total interest income	$15,435	$13,143	$15,184	$28,578	$30,458
Total interest expense	592	478	727	1,070	1,511
Net interest income	14,843	12,665	14,457	27,508	28,947
Provision for loan losses	-	(1,500)	(750)	(1,500)	(750)
Net interest income after provision for loan losses	14,843	14,165	15,207	29,008	29,697

NON-INTEREST INCOME
Deposit service charges	1,218	1,211	1,065	2,430	2,057
Net gains on mortgage loans	199	308	1,311	508	3,326
Trust fees	1,096	1,088	1,133	2,184	2,138
Other	2,618	2,358	2,660	4,974	5,186
Total non-interest income	5,131	4,965	6,169	10,096	12,707

NON-INTEREST EXPENSE
Salaries and benefits	6,402	6,289	6,502	12,691	12,914
Occupancy	1,071	1,172	994	2,243	2,031
Furniture and equipment	988	1,016	978	2,004	1,915
FDIC assessment	197	180	159	377	329
Other	3,255	3,082	3,085	6,337	6,014
Total non-interest expense	11,913	11,739	11,718	23,652	23,203
Income before income tax	8,061	7,391	9,658	15,452	19,201
Income tax expense	1,493	1,391	1,840	2,884	3,605
Net income	$6,568	$6,000	$7,818	$12,568	$15,596

Basic earnings per common share	$0.19	$0.18	$0.23	$0.37	$0.46
Diluted earnings per common share	$0.19	$0.18	$0.23	$0.37	$0.46
Return on average assets	0.92%	0.82%	1.11%	0.87%	1.14%
Return on average equity	10.80%	9.54%	12.79%	10.16%	12.85%
Net interest margin (fully taxable equivalent)	2.19%	1.85%	2.19%	2.02%	2.25%
Efficiency ratio	59.64%	66.59%	56.81%	62.90%	55.70%

BALANCE SHEET DATA Assets	June 30 2022	March 31 2022	June 30 2021
Cash and due from banks	$38,376	$31,957	$31,051
Federal funds sold and other short-term investments	721,826	1,078,983	1,189,266
Debt securities available for sale	435,628	346,114	239,955
Debt securities held to maturity	352,721	254,565	121,867
Federal Home Loan Bank Stock	10,211	10,211	11,558
Loans held for sale	1,163	855	4,752
Total loans	1,111,915	1,101,902	1,238,327
Less allowance for loan loss	14,631	14,616	16,806
Net loans	1,097,284	1,087,286	1,221,521
Premises and equipment, net	41,088	41,413	42,906
Bank-owned life insurance	52,963	52,720	52,507
Other real estate owned	2,343	2,343	2,343
Other assets	27,605	23,436	23,360

Total Assets	$2,781,208	$2,929,883	$2,941,086

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$903,334	$918,907	$956,961
Interest-bearing deposits	1,591,249	1,663,390	1,643,115
Total deposits	2,494,583	2,582,297	2,600,076
Other borrowed funds	30,000	85,000	60,000
Long-term debt	-	-	20,619
Other liabilities	13,516	16,984	12,174
Total Liabilities	2,538,099	2,684,281	2,692,869

Shareholders' equity	243,109	245,602	248,217

Total Liabilities and Shareholders' Equity	$2,781,208	$2,929,883	$2,941,086

MACATAWA BANK CORPORATION SELECTED CONSOLIDATED FINANCIAL DATA (Unaudited) (Dollars in thousands except per share information)

	Quarterly					Year to Date
	2nd Qtr 2022	1st Qtr 2022	4th Qtr 2021	3rd Qtr 2021	2nd Qtr 2021	2022	2021
EARNINGS SUMMARY
Net interest income	$14,843	$12,665	$12,826	$14,296	$14,457	$27,508	$28,947
Provision for loan losses	-	(1,500)	(750)	(550)	(750)	(1,500)	(750)
Total non-interest income	5,131	4,965	5,346	5,642	6,169	10,096	12,707
Total non-interest expense	11,913	11,739	11,337	11,550	11,718	23,652	23,203
Federal income tax expense	1,493	1,391	1,369	1,736	1,840	2,884	3,605
Net income	$6,568	$6,000	$6,216	$7,202	$7,818	$12,568	$15,596

Basic earnings per common share	$0.19	$0.18	$0.18	$0.21	$0.23	$0.37	$0.46
Diluted earnings per common share	$0.19	$0.18	$0.18	$0.21	$0.23	$0.37	$0.46

MARKET DATA
Book value per common share	$7.10	$7.17	$7.41	$7.38	$7.26	$7.10	$7.26
Tangible book value per common share	$7.10	$7.17	$7.41	$7.38	$7.26	$7.10	$7.26
Market value per common share	$8.84	$9.01	$8.82	$8.03	$8.75	$8.84	$8.75
Average basic common shares	34,253,846	34,254,772	34,229,664	34,190,264	34,193,016	34,254,306	34,194,264
Average diluted common shares	34,253,846	34,254,772	34,229,664	34,190,264	34,193,016	34,254,306	34,194,264
Period end common shares	34,253,147	34,253,962	34,259,945	34,189,799	34,192,317	34,253,147	34,192,317

PERFORMANCE RATIOS
Return on average assets	0.92%	0.82%	0.85%	0.98%	1.11%	0.87%	1.14%
Return on average equity	10.80%	9.54%	9.84%	11.52%	12.79%	10.16%	12.85%
Net interest margin (fully taxable equivalent)	2.19%	1.85%	1.85%	2.04%	2.19%	2.02%	2.25%
Efficiency ratio	59.64%	66.59%	62.39%	57.93%	56.81%	62.90%	55.70%
Full-time equivalent employees (period end)	315	311	311	318	321	315	321

ASSET QUALITY
Gross charge-offs	$60	$35	$22	$22	$30	$95	$80
Net charge-offs/(recoveries)	$(15)	$(227)	$(107)	$(276)	$(104)	$(242)	$(148)
Net charge-offs to average loans (annualized)	-0.01%	-0.08%	-0.04%	-0.09%	-0.03%	-0.04%	-0.02%
Nonperforming loans	$90	$90	$92	$420	$433	$90	$433
Other real estate and repossessed assets	$2,343	$2,343	$2,343	$2,343	$2,343	$2,343	$2,343
Nonperforming loans to total loans	0.01%	0.01%	0.01%	0.04%	0.03%	0.01%	0.03%
Nonperforming assets to total assets	0.09%	0.08%	0.08%	0.10%	0.09%	0.09%	0.09%
Allowance for loan losses	$14,631	$14,616	$15,889	$16,532	$16,806	$14,631	$16,806
Allowance for loan losses to total loans	1.32%	1.33%	1.43%	1.45%	1.36%	1.32%	1.36%
Allowance for loan losses to total loans (excluding PPP loans)	1.32%	1.34%	1.49%	1.56%	1.57%	1.32%	1.57%
Allowance for loan losses to nonperforming loans	16256.67%	16240.00%	17270.65%	3936.19%	3881.29%	16256.67%	3881.29%

CAPITAL
Average equity to average assets	8.55%	8.62%	8.66%	8.48%	8.70%	8.59%	8.87%
Common equity tier 1 to risk weighted assets (Consolidated)	16.54%	16.92%	17.24%	17.43%	17.10%	16.54%	17.10%
Tier 1 capital to average assets (Consolidated)	9.13%	8.82%	8.72%	8.51%	9.48%	9.13%	9.48%
Total capital to risk-weighted assets (Consolidated)	17.47%	17.88%	18.32%	18.58%	19.66%	17.47%	19.66%
Common equity tier 1 to risk weighted assets (Bank)	16.04%	16.39%	16.70%	16.88%	16.57%	16.04%	16.57%
Tier 1 capital to average assets (Bank)	8.85%	8.55%	8.44%	8.24%	8.49%	8.85%	8.49%
Total capital to risk-weighted assets (Bank)	16.97%	17.35%	17.77%	18.02%	17.73%	16.97%	17.73%
Common equity to assets	8.74%	8.38%	8.67%	8.69%	8.44%	8.74%	8.44%
Tangible common equity to assets	8.74%	8.38%	8.67%	8.69%	8.44%	8.74%	8.44%

END OF PERIOD BALANCES
Total portfolio loans	$1,111,915	$1,101,902	$1,108,993	$1,136,613	$1,238,327	$1,111,915	$1,238,327
Earning assets	2,655,706	2,802,498	2,803,853	2,768,507	2,803,634	2,655,706	2,803,634
Total assets	2,781,208	2,929,883	2,928,751	2,901,500	2,941,086	2,781,208	2,941,086
Deposits	2,494,583	2,582,297	2,577,958	2,553,175	2,600,076	2,494,583	2,600,076
Total shareholders' equity	243,109	245,602	254,005	252,213	248,217	243,109	248,217

AVERAGE BALANCES
Total portfolio loans	$1,103,955	$1,092,673	$1,109,863	$1,182,633	$1,324,915	$1,098,346	$1,362,946
Earning assets	2,724,714	2,788,254	2,780,236	2,804,157	2,669,862	2,756,363	2,603,948
Total assets	2,847,381	2,917,462	2,917,569	2,948,664	2,809,487	2,882,228	2,738,539
Deposits	2,537,111	2,569,315	2,564,961	2,605,043	2,468,398	2,553,124	2,395,112
Total shareholders' equity	243,352	251,600	252,606	249,994	244,516	247,453	242,779